UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



_________________________________________________________________
___________

Application of Unitil Corporation       )
                                        )    CERTIFICATE PURSUANT TO
and its Subsidiaries on Form U-1        )    RULE 24 UNDER THE PUBLIC
                                        )    UTILITY HOLDING COMPANY ACT
(File No. 70-9053)                      )    of 1935

_________________________________________________________________
___________


     Pursuant to the requirements of Rule 24 under the Public Utility Holding Company Act of 1935, Unitil Corporation ("Unitil"), on behalf of itself and its subsidiaries, Concord Electric Company, Exeter & Hampton Electric Company, Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Resources Inc. and Unitil Service Corp., hereby files the attached quarterly report as required by the Securities and Exchange Commission's order approving short-term borrowings by Unitil and its subsidiaries and approving the Unitil System money pool (HCAR. No. 25773; File No. 70-8066, March 29, 1993; File No. 70-8623, July 11, 1995; File No. 70-9053, June 30,
1997).



Exhibit

Exhibit A -    Quarterly Report of Unitil Corporation and Its
Subsidiaries by Short-term Borrowings and Money Pool Transactions for the second quarter of 2000.













                            SIGNATURE






     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Certificate to be signed on its behalf by the undersigned thereunto duly authorized.




                                        UNITIL CORPORATION




                                        By:             /s/ Mark H. Collin
                                                            Mark H. Collin

										Treasurer


Dated:  July 24, 2000




















                                                            EXHIBIT  A
                        QUARTERLY REPORT BY
              UNITIL CORPORATION AND ITS SUBSIDIARIES
                     OF SHORT-TERM BORROWINGS
                    AND MONEY POOL TRANSACTIONS
                  FOR THE SECOND QUARTER OF 2000

                                   Concord     Exeter &     Fitchburg
                      Unitil       Electric    Hampton      Gas &
                     Corporation   Company     Company      Light Company


       (a)
Maximum Principal
Amount
of Short-term
Borrowings
Outstanding During
the
Quarter:
     Money Pool        N/A      $5,684,011   $6,482,287  $9,394,950
     Banks         $16,700,000     None         None        None

       (b)
Average Interest
Rate for
the Money Pool
Borrowings
During the             N/A         6.88%        6.87%       6.87%
Quarter*

       (c)
Maximum Amount
Outstanding
By Company for
Each Source
of Outside
Borrowings
During the
Quarter:
   Bank of Boston    $7,400,000     None         None        None
   Fleet Bank - NH   $6,000,000     None         None        None
   Citizens Bank     $4,000,000     None         None        None

* Excludes Bank
Service and
Commitment Fees



                                                            EXHIBIT A

                       QUARTERLY REPORT BY
             UNITIL CORPORATION AND ITS SUBSIDIARIES
                    OF SHORT-TERM BORROWINGS
                   AND MONEY POOL TRANSACTIONS
                 FOR THE SECOND QUARTER OF 2000

                      UNITIL      UNITIL       UNITIL      UNITIL
                      Power       Realty       Service    Resources
                      Corp.        Corp.        Corp.       Inc.

       (a)
Maximum Principal
Amount
of Short-term
Borrowings
Outstanding During
the
Quarter:
     Money Pool     $1,074,467   $277,419    $2,253,361   $1,596,975
     Banks             None        None         None        None

       (b)
Average Interest
Rate for
the Money Pool
Borrowings
During the            7.04%        6.85%        6.75%      6.26%
Quarter*

       (c)
Maximum Amount
Outstanding
By Company for
Each Source
of Outside
Borrowings
During the
Quarter:
  Bank of Boston       None        None         None        None
  Fleet Bank - NH      None        None         None        None
  Citizens Bank        None        None         None        None


* Excludes Bank
Service and
Commitment Fees

                            SIGNATURE






     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Certificate to be signed on its behalf by the undersigned thereunto duly authorized.




                              UNITIL CORPORATION




                              By:
                                   Mark H. Collin
                                   Treasurer


Dated:  July 24, 2000